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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in this Registration Statement of Albertson's, Inc., and subsidiaries (the "Company") on Form S-8 of our report dated March 25, 2004, which expresses an unqualified opinion and includes explanatory paragraphs related to changes in methods of accounting for goodwill, closed stores and vendor funds, and to the agreement to purchase all of the outstanding capital stock of JS USA Holdings Inc., appearing in the Annual Report on Form 10-K/A of the Company for the year ended January 29, 2004.

DELOITTE & TOUCHE LLP

Boise, Idaho

December 6, 2004